SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

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Check the appropriate box:

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[ ]  Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                                    GPU, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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[X]  No fee required

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     1) Title of each class of securities to which transaction applies:

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        pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):*

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[ ]  Fee paid previously with preliminary materials

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     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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


GPU [LOGO]


                                                         FRED D. HAFER
                                                         Chairman, President and
                                                         Chief Executive Officer

                                                         GPU, Inc.
                                                         300 Madison Avenue
                                                         Morristown, NJ 07960








                                 March 21, 2000


Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders to be held at The F. M. Kirby Shakespeare Theatre, Drew University, 36 Madison Avenue, Madison, New Jersey, on May 4, 2000,at 10:00 a.m.

     The enclosed Proxy card lists all items that require your vote. This year, stockholders will be voting on the annual election of directors and the ratification of the selection of PricewaterhouseCoopers LLP as independent auditor for 2000. Shareholders may also view the meeting via the GPU Internet website, http://www.gpu.com, beginning at 10:00 a.m. Please note that there will be no provision for webcast viewers to ask questions, and that you will not be able to vote your shares over the Internet. Therefore, we hope that you will sign and return the Proxy card as soon as possible to ensure that your shares are represented at the meeting. If you will be at the meeting, please mark the appropriate box on the Proxy card.

     We look forward to seeing you on May 4.

                                                         Sincerely,




                                                     /s/ FRED D. HAFER
                                                     ---------------------------
                                                         Fred D. Hafer
                                                         Chairman, President and
                                                         Chief Executive Officer

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                         NUMBER
                                                                         ------
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS ................................   1

PROXY STATEMENT FOR ANNUAL MEETING ......................................   2

  GENERAL INFORMATION ...................................................   2
    Introduction ........................................................   2
    Stockholders Entitled to Vote .......................................   2
    Proxies and Voting at the Annual Meeting ............................   2
    Reduced Duplicate Mailings ..........................................   2
    Proxy Solicitation Costs ............................................   3

  BUSINESS MATTERS TO BE VOTED UPON .....................................   3
    Directors' Proposals ................................................   3
      Item 1. Election Of Directors .....................................   3
      Item 2. Ratification of Selection of Independent Auditor ..........   3
      Item 3. Other Business Matters                                        4

  BOARD OF DIRECTORS                                                        5
    Information About the Nominees and Directors ........................   5
    Standing Committees of the Board of Directors .......................   9
      Compensation Committee Interlocks and Insider Participation .......  10
      Meetings of the Board of Directors ................................  10
    Remuneration of Directors ...........................................  10
    Related Transactions ................................................  10
    Deferred Stock Unit Plan for Outside Directors ......................  11
    Retirement Plan for Outside Directors ...............................  11
    Restricted Stock Plan for Outside Directors .........................  12
    Estate Enhancement Program ..........................................  12

  SECURITY OWNERSHIP ....................................................  13
    Security Ownership of Directors, Nominees and Executive Officers ....  13
    Owners of Five Percent or More of GPU Stock .........................  14

  EXECUTIVE COMPENSATION ................................................  15
    Personnel, Compensation and Nominating Committee Report .............  15
    Comparison of Five-Year Cumulative Total Return .....................  18
    Remuneration of Executive Officers ..................................  19
      Summary Compensation Table ........................................  19
      Option Grants In Last Fiscal Year .................................  21
      Aggregated Option Exercises In Last Fiscal Year
        and Fiscal Year-End Option Value ................................  22
      Long-Term Incentive Plans-- Awards In Last Fiscal Year ............  22
    Retirement Plans ....................................................  22
      Supplemental Pension ..............................................  24
    Estate Enhancement Program ..........................................  24
    Employment, Termination and Change in Control Arrangements ..........  24
      Severance Arrangements ............................................  24
      Supplemental Executive Retirement Plan ............................  25
      Lump Sum Distributions ............................................  25
      Supplemental Agreement ............................................  25
    Benefit Protection Trusts ...........................................  26

  BY-LAW AMENDMENT ......................................................  26

  DEADLINE FOR STOCKHOLDER PROPOSALS ....................................  27

GPU, INC.                                                   P.O. Box 1911
300 Madison Avenue                                          Morristown, NJ 07960

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 4, 2000

     Notice is hereby given that the Annual Meeting of Stockholders of GPU, Inc. ("GPU") will be held at The F. M. Kirby Shakespeare Theatre, Drew University, 36 Madison Avenue, Madison, New Jersey on Thursday, May 4, 2000 at 10:00 a.m. (local time):

     1. To elect one director of the Corporation to hold office for a two-year term and to elect three directors to hold office for three-year terms beginning upon their election at the 2000 Annual Meeting.

     2. To consider the ratification of the selection by the Board of Directors of PricewaterhouseCoopers LLP as independent auditor for the year 2000.

     3. To transact such other business as may properly come before the meeting.

     Holders of record of shares of Common Stock of the Corporation at the close of business on March 13, 2000 will be entitled to vote at the meeting in person or by proxy. If your shares are registered in the name of a brokerage firm or trustee and you plan to attend the meeting, please obtain from the firm or trustee a letter or other evidence of your beneficial ownership of those shares to facilitate your admittance to the meeting. The stock transfer books of the Corporation will not be closed.

     Stockholders may also view the annual meeting via the GPU website, http://www.gpu.com. Please note that there will be no provision for asking questions at the meeting via the webcast and that stockholders may not vote their shares over the Internet.


                                        By Order of the Board of Directors,
                                        SCOTT L. GUIBORD, Secretary

March 21, 2000
--------------------------------------------------------------------------------
     The 1999 Summary Annual Report and 1999 Financial Report were previously transmitted to stockholders. It is expected that the annexed Proxy Statement and enclosed form of Proxy will be first sent to stockholders on or about March 21, 2000.

     If you wish to receive, without charge, a copy of the Corporation's 1999 Annual Report to the Securities and Exchange Commission ("SEC") on Form 10-K, direct your request to: Stockholder Relations, GPU, Inc., 310 Madison Avenue, P.O. Box 1957, Morristown, New Jersey 07962-1957, or call (973) 401-8204.
--------------------------------------------------------------------------------

             YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING

     If you plan to attend the meeting in person, please mark your Proxy in the space provided for that purpose. Please bring the lower portion of the form (the Speaker and Admission Card sections) with you to the meeting.

     Whether or not you attend the meeting, we hope that you will sign and return the enclosed Proxy as promptly as possible. YOUR VOTE IS IMPORTANT.

                PROXY STATEMENT FOR ANNUAL MEETING -- MAY 4, 2000


                               GENERAL INFORMATION

INTRODUCTION

     This Proxy Statement and accompanying Proxy card are furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") for use at the Annual Meeting of Stockholders to be held on May 4, 2000 (and at any and all adjournments thereof) for the purposes referred to below and set forth in the accompanying Notice of Annual Meeting to Stockholders.


STOCKHOLDERS ENTITLED TO VOTE

     Holders of record at the close of business on March 13, 2000 of the outstanding Common Stock (consisting of 120,986,653 shares) are entitled to vote at the Annual Meeting of Stockholders of the Corporation ("GPU").


PROXIES AND VOTING AT THE ANNUAL MEETING

     Stockholders have cumulative voting rights for the election of directors and one vote per share for all other purposes. Cumulative voting means that each stockholder is entitled to as many votes as are equal to the number of shares owned, multiplied by the number of directors to be elected. The stockholder may cast all of such votes for a single director or may distribute them among the number to be voted for, or any two or more of them. Elections of directors are determined by a plurality vote. Other matters are determined by vote of the holders of a majority of the shares present or represented at the meeting and voting on such matters.

     The Proxies hereby solicited vest in the proxy holders cumulative voting rights with respect to the election of directors (unless the stockholder marks the Proxy so as to withhold such authority) and all other voting rights of the stockholders signing such Proxies. The shares represented by each duly executed Proxy will be voted and, where a choice is specified by the stockholder on the Proxy, the Proxy will be voted in accordance with the specification so made. As provided by Pennsylvania law and the Corporation's By-Laws, abstentions, broker non-votes and withheld votes will not be included in the total number of votes cast, and therefore will have no effect on the election of directors, the ratification of the selection of the auditor or other matters. Signed but unmarked Proxies will be voted in accordance with the directors' recommendations.

     The Proxy is revocable, at any time before exercise, by a written instrument signed in the same manner as the Proxy and received by the Secretary of the Corporation at or before the Annual Meeting. If you attend the meeting, you may, if you wish, revoke your Proxy by voting in person.

     YOU ARE ENCOURAGED TO VOICE YOUR PREFERENCE BY MARKING THE APPROPRIATE BOXES ON THE ENCLOSED PROXY. HOWEVER, IT IS NOT NECESSARY TO MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE DIRECTORS' RECOMMENDATIONS; MERELY SIGN, DATE AND RETURN THE PROXY IN THE ENCLOSED POSTPAID ENVELOPE.


REDUCED DUPLICATE MAILINGS

     If you are a registered stockholder and have more than one account in your name or at the same address as other registered stockholders, you may authorize us to discontinue mailings of multiple Annual Reports to that address. If more than one copy of the Annual Report is sent to your address, we will discontinue the mailing of the Report on the account you select if you mark the designated box on the appropriate Proxy card.

PROXY SOLICITATION COSTS

     GPU will pay all costs of soliciting Proxies in the accompanying form. Solicitation will be made by mail, and directors and officers of GPU, and officers and employees of GPU Service, Inc. ("GPUS"), may also solicit Proxies by telephone, facsimile, telegraph or personal interview. The Corporation has also retained ChaseMellon Shareholder Services, L.L.C. to aid in the solicitation of Proxies, at an estimated cost of $8,000 plus reimbursement of reasonable out-of-pocket expenses. In addition, GPU will request persons who hold stock in their names for others to forward copies of this proxy soliciting material to them, and to request authority to execute Proxies on the accompanying form, and will reimburse such persons for their out-of-pocket and reasonable clerical expenses in doing this.

                        BUSINESS MATTERS TO BE VOTED UPON

DIRECTORS' PROPOSALS


ITEM 1. ELECTION OF DIRECTORS

     The Board of Directors consists of three classes of directors with overlapping three-year terms. Each year a class of directors is elected for a term expiring at the third succeeding Annual Meeting after such election.

     At the 2000 Annual Meeting, one Class II director will be elected to hold office for a two-year term beginning upon his election. In addition, three Class III directors will be elected to hold office for three-year terms beginning upon their election at the 2000 Annual Meeting. The Class II director nominee is Mr. Kenneth L. Wolfe and the Class III director nominees are Mr. Fred D. Hafer, Admiral Carlisle A. H. Trost, and Dr. Patricia K. Woolf. In accordance with the Corporation's mandatory retirement policy, however, Admiral Trost will resign effective May 1, 2002 after he reaches age 72.

     The votes applicable to the shares represented by Proxies in the accompanying form received from stockholders will be cast in favor of the election of the four nominees, except that the proxy holders reserve the right to exercise cumulative voting rights and to cast their votes in such manner and for such lesser number of said nominees as they may deem best at the meeting in order, so far as possible, to secure the election of said nominees. If any nominee should be unable to serve (an event which is not anticipated), the proxy holders reserve the right to vote for a substitute nominee or nominees designated by the Personnel, Compensation and Nominating Committee of the Board of Directors.

     Biographical information about the nominees and directors begins on page 5.


ITEM 2. RATIFICATION OF SELECTION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITOR FOR THE YEAR 200

     PricewaterhouseCoopers LLP ("PwC") and its predecessor firms have acted as the independent auditor for the Corporation and its subsidiaries since 1946. The Board of Directors has selected the firm of PwC, independent certified public accountants, to audit the accounts of the Corporation for 2000. Although submission to stockholders of the appointment of the independent auditor is not required by law, the Board, in accordance with its long-standing policy of seeking annual stockholder ratification of the selection of the auditor, believes it appropriate that such selection be ratified by the stockholders. PwC has advised the Corporation that neither it nor any of its partners has any direct or indirect material relationship with the Corporation or its subsidiaries, and that PwC is an independent accountant with respect to the Corporation and its subsidiaries within the meaning of the federal securities laws and the requirements of the Independent Standards Board.

     The services rendered by PwC for 1999 included an audit of the consolidated financial statements of the Corporation and its subsidiaries for the year ending December 31, 1999 as contained in the

Corporation's 1999 financial report and audits of the individual and consolidated financial statements of the Corporation and its subsidiaries and related schedules filed annually with the SEC. PwC also performed audits as necessary to report upon compliance with the accounting requirements of the Federal Energy Regulatory Commission for certain financial statements included in the reports which are required to be filed annually with that Commission by the subsidiary companies.

     It is expected that representatives of PwC will be present at the Annual Meeting, will be available to respond to questions, and will have an opportunity to make a statement if they desire to do so.


ITEM 3. OTHER BUSINESS MATTERS

     The Board of Directors does not intend to bring any other matters before the meeting and it is not informed of any other business which others may bring before the meeting. However, if any other matters should properly come before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying Proxy to vote on such matters as they, in their discretion, may determine.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1 AND 2.

                               BOARD OF DIRECTORS

INFORMATION ABOUT THE NOMINEES AND DIRECTORS

                                  NOMINEE FOR CLASS II DIRECTOR FOR
                                       TERM EXPIRING IN 2002

                    Name                   Age     Year first elected a director
                    KENNETH L. WOLFE       61                               1999

          P         Mr. Wolfe is Chairman and Chief Executive Officer of Hershey
          H         Foods Corporation, a position he has held since 1994. He is
          O         currently a director of Hershey Trust Company and a member
          T         of the Board of Managers of the Milton S. Hershey School and
          O         the M.S. Hershey Foundation. Mr. Wolfe also serves on the
                    boards of directors of Bausch & Lomb Incorporated and Carpenter Technology Corporation. Additionally, Mr. Wolfe is a board member of the Pennsylvania Chamber of Business and Industry, a member of the Board of Visitors of the Hershey
                    Medical Center of Pennsylvania State University and serves as vice chairman for both the Grocery Manufacturers of America, Inc. and the Pennsylvania Business Roundtable.


                                 NOMINEES FOR CLASS III DIRECTORS FOR
                                      TERMS EXPIRING IN 2003

                    Name                   Age     Year first elected a director
                    FRED D. HAFER          59                               1996

          P         Mr. Hafer is Chairman, Chief Executive Officer and President
          H         of GPU and GPUS (which he also serves as a director). He
          O         became President and Chief Operating Officer of GPU and GPUS
          T         in July 1996 and was elected to the additional positions of
          O         Chairman and Chief Executive Officer in May 1997. He is also
                    Chairman of the Board, Chief Executive Officer, and a director of Jersey Central Power & Light Company ("JCP&L"),
                    Metropolitan Edison Company ("Met-Ed"), and Pennsylvania
                    Electric Company ("Penelec") (which do business as GPU
                    Energy); Chairman of the Board and a director of GPU
                    Nuclear, Inc. ("GPUN"); Chairman, Chief Executive Officer and a director of GPU Advanced Resources, Inc.; Chairman and a director of GPU Capital, Inc.; a director of GPU
                    International, Inc. ("GPUI"), GPU Power, Inc., GPU Electric,
                    Inc., Avon Energy Partners Holdings ("Avon"), Midlands
                    Electric plc ("Midlands"), GPU Telcom Services, Inc. and
                    Saxton Nuclear Experimental Corporation, all subsidiaries of
                    GPU. He is President and Chief Executive Officer of the GPU
                    Foundation. Mr. Hafer, who has been associated with the GPU
                    Companies since 1962, served as President of Met-Ed from 1986 to 1996, and as President of Penelec from 1994 to 1996.
                    Mr. Hafer is also a director of the U.S. Chamber of Commerce and Utilities Mutual Insurance Company, a director and past president of the Manufacturers Association of Berks County, and a director and past Chairman of the Board of the Pennsylvania Electric Association. He is a director of the Reading Hospital and Medical Center, a trustee of the Caron
                    Foundation, and immediate past chairman and a member of the Board of Trustees of Drug-Free Pennsylvania.

                    Name                   Age     Year first elected a director
                    CARLISLE A. H. TROST   69                               1990

          P         Admiral Trost served in the United States Navy from 1953
          H         until his retirement in 1990, including a four-year term
          O         from 1986 to 1990 as Chief of Naval Operations. Admiral
          T         Trost is also a member of the Board of Directors of GPUN and
          O         Chairman of that Board's Nuclear Safety and Compliance
                    Committee. He is Chairman of the Board of Directors of Bird-Johnson Co. and a director of General Dynamics
                    Corporation, Lockheed Martin Corporation, and Precision
                    Components Corporation.


                    PATRICIA K. WOOLF, Ph.D   65                            1983

          P         Dr. Woolf is a consultant, author, and Lecturer in the
          H         Department of Molecular Biology at Princeton University. Dr.
          O         Woolf is a director of CK Witco and the National Life
          T         Holding Company. She is also a trustee of the New Economy
          O         Fund and a director of the American Balanced Fund, the
                    Income Fund of America, the Growth Fund of America, the
                    Small Cap World Fund, and Fundamental Investors, all of The
                    Capital Group of Los Angeles.




                    Information concerning the other directors of the Corporation whose terms do not expire at the Annual Meeting is as follows:

                                       CLASS I DIRECTORS WITH
                                       TERMS EXPIRING IN 2001

                     Name                     Age  Year first elected a director
                     HENRY F. HENDERSON, JR.  72                            1989

          P         Mr. Henderson is President, Chief Executive Officer and a
          H         director of H. F. Henderson Industries, designers and
          O         manufacturers of process control and engineered systems for
          T         government and industry, including industrial process
          O         controls and defense electronics. He is a director of the
                    Partnership for New Jersey, the Defense Orientation
                    Conference Association, Delta Dental Plan, and Thoreb North
                    America, LLC. He is also Chairman of the World Trade Center
                    Club Board of Advisors, a trustee of Stevens Institute of Technology, New York Theological Seminary, New Jersey State
                    Employment and Training Commission and Paterson Economic
                    Development Corporation, and a member of the Business
                    Executives for National Security. In accordance with the Corporation's mandatory retirement policy, it is anticipated that Mr. Henderson will resign as director on April 1, 2000, after he reaches age 72.

                    Name                   Age     Year first elected a director
                    JOHN M. PIETRUSKI      67                               1989

          P         Mr. Pietruski served as Chairman of the Board and Chief
          H         Executive Officer of Sterling Drug Inc. from 1985 until his
          O         retirement in 1988. He is Chairman of the Board of Texas
          T         Biotechnology Corporation, a pharmaceutical research and
          O         development company. He also serves as President of Dansara
                    Company, a management consulting firm. He is a director of Hershey Foods Corporation, Lincoln National Corporation and
                    Professional Detailing, Inc. He is also a Regent of
                    Concordia College.




                    CATHERINE A. REIN      57                               1989

          P         Ms. Rein joined Metropolitan Life Insurance Company in 1985
          H         where she has held various executive positions and is
          O         presently President and Chief Executive Officer of
          T         Metropolitan Property and Casualty Insurance Company. Ms.
          O         Rein is a director of The Bank of New York, Inc., Corning
                    Inc., and New England Financial, Inc., a trustee emeritus of the National Urban League and a trustee of the New York
                    University Law Center Foundation.


                                      CLASS II DIRECTORS WITH
                                      TERMS EXPIRING IN 2002

                     Name                  Age     Year first elected a director
                     THEODORE H. BLACK     71                               1988

          P         Mr. Black served as Chairman, President and Chief Executive
          H         Officer of Ingersoll-Rand Company from 1988 until his
          O         retirement in 1993 and as a director until 1997. He is also
          T         a former director of Best Foods and McDermott International.
          O         In accordance with the Corporation's mandatory retirement
                    policy, it is anticipated that Mr. Black will resign as director on November 1, 2000, after he reaches age 72.

                    Name                   Age     Year first elected a director
                    THOMAS B. HAGEN        64                               1988

          P         Mr. Hagen is Chairman and Chief Executive Officer of Custom
          H         Group Industries, manufacturers of press platens, metal
          O         fabrication, precision machining and assembly, and Chairman
          T         of the Board of both Custom Engineering Co. and Venango
          O         Machine Company, Inc. He is also Chairman of the Board of
                    the Team Pennsylvania Foundation. Mr. Hagen served as
                    Secretary of Commerce and then as Secretary of Community and Economic Development of the Commonwealth of Pennsylvania from January 1995 to March 1997. Mr. Hagen, who was first elected as a director of GPU in 1988, resigned upon his appointment as Secretary of Commerce in 1995 and returned to the Board in April 1997. Mr. Hagen is a former Chairman and Chief Executive Officer (1990-1993) of Erie Insurance Group, which he joined in 1953. He is a director of ANI-Motion, Inc., St. Raymond Holdings (U.S.), Inc., Bliley Electric
                    Company, and the Pennsylvania Housing Finance Agency. He is a member and past chairman of the Council of Fellows of Penn
                    State -- Erie, the Behrend College, and a Trustee of the
                    Northwest Pennsylvania Technical Institute. He is the immediate past President and a councillor of The
                    Pennsylvania Society, a director of the Athenaeum of Philadelphia, Treasurer of Preservation Pennsylvania, and a director of the Pennsylvania Chamber of Business and Industry.

                    BRYAN S. TOWNSEND      69                               1996

          P         Mr. Townsend retired as Chairman of Midlands in August 1996
          H         following its acquisition by Avon, in which the Corporation
          O         now owns a 100% interest. He served as Chairman of Midlands
          T         since 1986 and became Chairman and Chief Executive upon
          O         Midlands' privatization in 1990. He is a past director of
                    JBA International Ltd. (a supplier of computer software business systems), a past chairman of the British National
                    Committee, and a member of the Scientific Directing and Organising Committee of CIRED (International Conference on
                    Electricity Distribution). Mr. Townsend is also past chairman of the Birmingham Repertory Theatre and the West
                    Midlands Confederation of British Industry.

STANDING COMMITTEES OF THE BOARD OF DIRECTORS

     There are four standing committees of the Board; namely, the Audit Committee, the Corporate and Public Responsibilities Committee, the Finance Committee, and the Personnel, Compensation and Nominating Committee. The membership and functions of these Committees are as follows:

     THE AUDIT COMMITTEE recommends to the Board the engagement of the independent auditor and reviews with the independent auditor the plan, scope, and results of the audit and any comments by the auditor on the internal accounting control systems of the Corporation and its subsidiaries. All material non-audit services proposed to be performed by the independent auditor are reviewed by the Committee. The Committee also reviews with the Corporation's internal auditor the plan, scope, and results of internal audits and its comments on the internal accounting control systems. It reviews with the officers of the Corporation, the independent auditor, and the Corporation's internal auditor the accounting principles to be applied in reporting the financial results of the Corporation as contained in the financial statements and related footnotes presented in the annual report to stockholders, the results of audits by governmental agencies, and the reports on audit procedures relating to possible corporate expenditures for political purposes.

     The Chairman of the Audit Committee is Dr. Woolf. The other members are Messrs. Henderson, Pietruski, and Wolfe and Ms. Rein. During 1999, the Committee held four meetings.

     THE CORPORATE AND PUBLIC RESPONSIBILITIES COMMITTEE reviews the Corporation's policies on public issues having broad social significance and the implementation of those policies and reports relating to compliance with the Corporation's Code of Ethics and the Corporation's conduct as a responsible corporate citizen.

     The Chairman of the Corporate and Public Responsibilities Committee is Mr. Hagen. The other members are Messrs. Black, Henderson, and Townsend. Mr. Hafer serves as a non-voting member of the Committee. During 1999, the Committee held three meetings.

     THE FINANCE COMMITTEE assists the Board in fulfilling the Board's fiduciary responsibilities relating to the financial policies, plans, and programs of the Corporation and its subsidiaries.

     The Committee reviews a range of financial policies and plans including dividend policy, capital structure and credit quality goals, financing plans, new business initiatives and ventures, and the Corporation's capital and operating budgets. Additionally, the Committee reviews the investment policies, funding, and investment results of the Corporation's trusteed plans.

     The Chairman of the Finance Committee is Admiral Trost. The other members are Messrs. Black, Townsend, and Wolfe, and Ms. Rein. Mr. Hafer serves as a non-voting member of the Committee. During 1999, the Committee held nine meetings.

     THE PERSONNEL, COMPENSATION AND NOMINATING COMMITTEE recommends to the Board the election of officers of the Corporation and the approval of the election of the presidents of the Corporation's direct subsidiaries, and the compensation and other benefits of those officers and of directors of the Corporation and its direct subsidiaries. The Committee also reviews plans for management succession and executive development, compensation, and other benefit goals for the GPU Companies.

     The Personnel, Compensation and Nominating Committee also recommends to the Board from time to time, the size, composition and candidates for membership of the Board. The Committee also recommends to the Board the size, composition and membership of the various Board Committees.

     The Committee will consider director nominees recommended by the Corporation's stockholders in accordance with the By-Laws, which provide as follows:

          A stockholder proposal for a nominee for election as a director should be sent by mail, addressed to Secretary, GPU, Inc., 300 Madison Avenue, P.O. Box 1911, Morristown, New Jersey 07962-1911. All such proposals must be received by the Corporation not less than 30 nor more than 75 days prior to the scheduled date of the next annual meeting and must contain the information regarding the identity and background of the stockholder's proposed nominee required by Section 10(e) of the Corporation's By-Laws.
     Section 10(e) also sets forth additional requirements with respect to such stockholder proposals.

A copy of Section 10(e) of the By-Laws will be furnished to stockholders upon request made to the Secretary of the Corporation.

     The Committee will also consider recommendations by stockholders of candidates for director nominees. Recommendations should be sent to the Secretary of the Corporation.

     The Chairman of the Personnel, Compensation and Nominating Committee is Mr. Pietruski. The other members are Messrs. Hagen and Trost and Dr. Woolf. During 1999, the Committee held six meetings.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Hafer, the Corporation's Chairman, President and Chief Executive Officer, sits on the Personnel, Compensation and Nominating Committee of the Board of Directors as a non-voting member. He does not participate in discussion of matters that directly affect his compensation.


MEETINGS OF THE BOARD OF DIRECTORS

     There were ten regular meetings, three special meetings and one organization meeting of the Board during 1999. All directors attended at least 75% of the aggregate of (i) the total number of 1999 meetings of the Board (held during the period for which he or she was a director) and (ii) the total number of 1999 meetings of all committees of the Board on which he or she served (held during the period for which he or she was a director).


REMUNERATION OF DIRECTORS

     Non-employee directors receive an annual retainer of $20,000, a fee of $1,000 for each Board meeting attended and a fee of $1,000 for each Committee meeting attended. Committee Chairmen receive an additional retainer of $3,000 per year.

     Admiral Trost also received approximately $68,000 in 1999 for serving as a member of the Board of Directors of GPUN, a direct subsidiary of GPU, and chairman of that Board's Nuclear Safety and Compliance Committee.


RELATED TRANSACTIONS

     GPU and its subsidiaries have business arrangements with organizations with which certain GPU directors and certain owners of 5% or more of GPU stock are affiliated. These arrangements are conducted in the ordinary course of business, at arms-length, and on standard commercial terms and conditions.

DEFERRED STOCK UNIT PLAN FOR OUTSIDE DIRECTORS

     Under the Deferred Stock Unit Plan for Outside Directors of GPU, Inc. ("Deferred Stock Unit Plan"), each director who is not an employee of the Corporation or any of its subsidiaries (an "Outside Director") receives an annual grant of units representing shares of GPU Common Stock equal in value at the time of grant to one and one-half times the value of the director's annual cash retainer in effect at the time of grant. Each unit granted under the Deferred Stock Unit Plan represents one share of GPU Common Stock. Dividend equivalents paid on outstanding units are invested in additional units.

     Outside Directors who have served at least 54 months will receive payment of their deferred units upon their retirement from the Board. Payment of units will be in the form of GPU Common Stock, or in cash if authorized by the Personnel, Compensation and Nominating Committee. As of December 31, 1999, all outside directors except Messrs. Townsend and Wolfe had completed 54 months of service.


RETIREMENT PLAN FOR OUTSIDE DIRECTORS

     Under the Retirement Plan for Outside Directors of GPU, Inc. ("Retirement Plan"), as amended, an individual who completed 54 months of service as of June 30, 1997 as a non-employee director is entitled to receive retirement benefits equal to the product of (A) the number of months of service completed and (B) the monthly compensation paid to the director at the date of retirement. Benefits under the Retirement Plan are payable to the directors (or, in the event of death, to designated beneficiaries) at their election in a lump sum payment or in monthly installments of 1/12 of the sum of(x) the then annual retainer paid at time of retirement plus (y) the cash value of the award under the Restricted Stock Plan for Outside Directors for the year preceding retirement, over a period equal to the director's service as of June 30, 1997, unless otherwise directed by the Personnel, Compensation and Nominating Committee, commencing at the later of age 60 or upon retirement. Service following June 30, 1997 will be applied toward the 54-month vesting requirement but will not increase the amount of benefits. No individual who first becomes an Outside Director on or after July 1, 1997 will be entitled to receive any benefits under the Retirement Plan.

     As of December 31, 1999, the following Outside Directors were vested in the Retirement Plan and are entitled to receive retirement benefits equal to the number of months of service completed at June 30, 1997:

                                                     MONTHS OF SERVICE
                   DIRECTOR                         AS OF JUNE 30, 1997
                 ------------                      ---------------------
               Theodore H. Black                            112
               Thomas B. Hagen                               93
               Henry F. Henderson, Jr.                      101
               John M. Pietruski                            101
               Catherine A. Rein                            101
               Carlisle A. H. Trost                          78
               Patricia K. Woolf                            167

RESTRICTED STOCK PLAN FOR OUTSIDE DIRECTORS

     Under the GPU, Inc. Restricted Stock Plan for Outside Directors ("Directors Plan"), each Outside Director is paid a portion of his or her annual compensation in the form of 300 shares of GPU Common Stock.

     A total of 40,000 shares of GPU Common Stock (subject to adjustment for stock dividends, stock splits, recapitalizations and other specified events) has been authorized for issuance under the Directors Plan. Any shares awarded which are forfeited as provided by the Directors Plan will again be available for issuance.

     Shares of GPU Common Stock are awarded to Outside Directors on the condition that the director serves or has served as an Outside Director until
(i) death or disability, (ii) retirement not earlier than the first day of the month following the director's 72nd birthday, (iii) resignation or retirement before the first day of the month following the director's 72nd birthday with the consent of the Board, which is defined in the Directors Plan to mean approval thereof by at least 80% of the directors other than the affected director, or (iv) failure to be re-elected to the Board after being duly nominated. Termination of service for any other reason, including any involuntary termination effected by action or inaction of the Board, other than that following a change in control (as defined) of GPU, will result in forfeiture of all shares awarded.

     Until termination of service, an Outside Director may not dispose of any shares of GPU Common Stock awarded under the Directors Plan, but has all other rights of a shareholder with respect to such shares, including voting rights and the right to receive all cash dividends paid with respect to awarded shares.


ESTATE ENHANCEMENT PROGRAM

     The Corporation has adopted an estate enhancement program for the benefit of outside directors of the Corporation and its subsidiaries and executive officers of GPU. Under this program, an outside director or GPU executive officer may, with approval of the Personnel, Compensation and Nominating Committee, elect to enter into a split dollar life insurance arrangement with the Corporation and forego a specified amount of payments to which he or she is then entitled to receive in the future under the Corporation's deferred compensation plans. If so elected, the Corporation will pay the premiums on a split dollar life insurance policy on the life of the director (or on the lives of the director and his or her spouse) or executive officer (or on the lives of the executive officer and his or her spouse) up to the amount of deferred compensation the director or executive officer has elected to forego. As of March 21, 2000, none of the outside directors or GPU executive officers was participating in this program. The Corporation expects that it will not incur any significant additional costs as a result of entering into split dollar insurance arrangements under this program.

                               SECURITY OWNERSHIP


SECURITY OWNERSHIP OF DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

     The following table sets forth, as of February 1, 2000, the beneficial ownership of equity securities (and stock-equivalent units) of the GPU Companies of each of the GPU directors, nominees for director and each of the executive officers named in the Summary Compensation Table, and of all directors and executive officers of GPU as a group. The shares of Common Stock owned by all directors and executive officers as a group constitute less than 1% of the total shares outstanding.

                                                                      AMOUNT AND NATURE OF
                                                                      BENEFICIAL OWNERSHIP
                                                            ---------------------------------------
                                                                 SHARES (1)
                                                            --------------------   STOCK-EQUIVALENT
            NAME                     TITLE OF SECURITY       DIRECT     INDIRECT         UNITS
            ----                     -----------------      --------    --------         -----
Theodore H. Black .................  GPU Common Stock         9,246                     2,552(3)
T. Gary Broughton .................  GPU Common Stock         1,282                    16,464(2)
Fred D. Hafer .....................  GPU Common Stock        12,421         154        34,547(2)
Thomas B. Hagen ...................  GPU Common Stock        13,034                     2,552(3)
Henry F. Henderson, Jr. ...........  GPU Common Stock         4,701       1,200         2,552(3)
Ira H. Jolles .....................  GPU Common Stock        12,621                    18,937(2)
Bruce L. Levy .....................  GPU Common Stock         4,954                    16,519(2)
John M. Pietruski .................  GPU Common Stock         5,200                     2,552(3)
Catherine A. Rein .................  GPU Common Stock         4,401                     2,552(3)
Bryan S. Townsend .................  GPU Common Stock         1,637                     2,552(3)
Carlisle A. H. Trost ..............  GPU Common Stock         3,944                     2,552(3)
Robert L. Wise ....................  GPU Common Stock         4,111                    23,370(2)
Kenneth L. Wolfe ..................  GPU Common Stock         1,600                         0
Patricia K. Woolf .................  GPU Common Stock         4,993                     2,552(3)

All GPU Directors and Executive
  Officers as a Group .............  GPU Common Stock        91,012       2,179          151,417


---------------

(1) The number of shares owned and the nature of such ownership, not being within the knowledge of GPU, have been furnished by each individual.

(2) Restricted units, which do not have voting rights, represent rights (subject to vesting) to receive shares of Common Stock under the 1990 Stock Plan for Employees of GPU, Inc. and Subsidiaries (the "1990 Stock Plan"). These amounts also include restricted units which have vested under the 1990 Stock Plan, but which were deferred pursuant to that Plan by the following officers: Messrs. Wise -- 6,765 units; Levy -- 655 units; and Broughton -- 2,722 units. See footnote 2 to the Summary Compensation Table on page 19.

(3) Each Outside Director receives an annual grant of deferred stock units which represents an equivalent number of shares of GPU Common Stock. Outside Directors who have served at least 54 months will receive payment of their deferred units upon retirement. See Deferred Stock Unit Plan for Outside Directors on page 11.

OWNERS OF FIVE PERCENT OR MORE OF GPU STOCK

     The Corporation has been advised that as of December 31, 1999, the following entities beneficially owned more than 5% of the outstanding shares of the Corporation's voting securities:

                                                          AMOUNT AND
                                                          NATURE OF      PERCENT
   NAME AND ADDRESS                                       BENEFICIAL        OF
  OF BENEFICIAL OWNER                 TITLE OF CLASS      OWNERSHIP       CLASS
  -------------------                 --------------      ----------     -------
AMVESCAP PLC ......................  GPU Common Stock     6,819,742(1)     5.5%
11 Devonshire Square
London EC2M 4YR
England

Capital Research and
Management Company
("Capital Research") --------------  GPU Common Stock     9,923,000 (2)    8.0%
333 South Hope Street
Los Angeles, CA 90071

Morgan Stanley
Dean Witter & Co.
("Morgan Stanley") ----------------  GPU Common Stock    11,638,159 (3)    9.4%
1585 Broadway
New York, NY 10036

------------

(1) AMVESCAP PLC and certain of its subsidiaries, AVZ, Inc., AIM Management Group Inc., AMVESCAP Group Services, Inc., INVESCO, Inc., INVESCO North American Holdings, Inc., INVESCO Capital Management, Inc., INVESCO Funds Group, Inc., INVESCO Management & Research, Inc., INVESCO Realty Advisors, Inc. and INVESCO (NY) Asset Management, Inc. beneficially own (with shared voting and dispositive powers) the reported shares.

(2) Capital Research, a registered investment adviser, is deemed to be the beneficial owner (with sole dispositive power and no voting power) of the reported shares as a result of acting as investment adviser to various registered investment companies, but has disclaimed such ownership.

(3) Morgan Stanley, a registered investment adviser, beneficially owns (with shared voting power for 11,554,389 shares and shared dispositive power for 11,638,159 shares) the reported shares because of the provision of investment advisory services by Morgan Stanley and its wholly owned subsidiary, Morgan Stanley Dean Witter Advisors, Inc., to various registered investment companies.

                             EXECUTIVE COMPENSATION


PERSONNEL, COMPENSATION AND NOMINATING COMMITTEE REPORT

     In 1999, the Corporation continued to maintain a three part program for executive compensation. The program consists of three interrelated components, the Base Salary Program, the annual Incentive Compensation Plan and the long-term stock-based program established in the 1990 Stock Plan. While each component serves a distinct purpose, together they provide a balanced program that supports the Corporation's specific business objectives. In recent years, the program has increasingly made use of stock-based compensation to ensure the proper emphasis on shareholder value.


COMPENSATION PHILOSOPHY AND MARKET COMPARISONS

     The Corporation's compensation philosophy, unchanged in 1999, is to provide an executive compensation program that allows the Corporation and its individual business units to attract and retain the services of skilled, experienced executives, to focus the attention of these executives on the achievement of specific objectives that will drive the Corporation's success, and to reward these executives to the extent these objectives are achieved.

     The amount of compensation delivered each year varies based on business results and changes in shareholder value as the major portion of compensation is delivered through the two variable pay components. The program is designed, however, to deliver pay approximately at the median of the chosen competitive market when business objectives are achieved. When targeted business objectives are exceeded, total pay levels should be above median and, if objectives are not achieved, total pay should be below median.

     In identifying the competitive market for executives, the Corporation focuses primarily on companies within the industry, particularly those of comparable size and complexity. These companies include all of the companies in the S&P Electric Utility Index shown on page 18 for which data are available. To a lesser extent, the Corporation also considers companies not included in the Index because it may need to compete in a broader market for executive talent. To ensure an objective analysis, the Committee is assisted by a major national compensation consulting firm in developing appropriate comparisons, defining median pay levels and assessing the overall competitiveness of the program.
Section 162(m) of the Internal Revenue Code of 1986 generally limits the amount allowable as a tax deduction for compensation paid to the chief executive officer and each of the other highest paid officers of any publicly held corporation to $1 million per year for each such officer. Although the Committee considers the effect of Section 162(m) in connection with the Corporation's executive compensation program, the Committee considers it important to retain the flexibility to design compensation programs it believes are in the best interests of the Corporation and its shareholders, even though the expense may not be fully deductible. The Committee continues to monitor the potential impact of Section 162(m) and considers modifications to the executive compensation program with this impact in mind.


BASE SALARY PROGRAM

     The Base Salary Program provides stable, ongoing compensation. Salaries of individual executives, including Mr. Hafer, reflect competitive market data as well as the experience and sustained performance of the executive. Salaries are reviewed each year by the Committee to determine if any adjustments are needed. The variable pay components of the overall program are considered the most significant and, consequently, the Committee approved base salary increases in 1999 only if an increase was necessary to maintain an appropriate competitive position or if the executive assumed additional responsibilities.

INCENTIVE COMPENSATION PLAN

     The Incentive Compensation Plan is the Corporation's annual incentive program for its executive officers and is designed to compensate the executive officers based on the achievement of identified short-term business objectives that are intended to support the Corporation's overall strategy and drive increases in shareholder value.

     As in previous years, the Incentive Compensation Plan in 1999 emphasized financial results. Awards to individual executives are based on the achievement of objectives set for the Corporation and, in the cases of Messrs. Wise and Broughton, for the specific GPU company to which the executive is assigned, GPU Generation, Inc. in the case of Mr. Wise and GPUN in the case of Mr. Broughton. Each executive's personal performance and contribution, assessed by the Committee and the Board, are also factors in determining awards.

     In 1999, the objectives for the Corporation were based on its return on equity and its earnings. The "earnings test" ensures that non-financial measures do not generate inappropriate total awards. Both the Corporation's return on equity objective and earnings objective were achieved at levels above those targeted.

     Objectives at the various GPU companies included earnings and other financial objectives, efficiency and cost management, safety, power production, business development and acquisitions, and internal and operational performance. Most of these objectives were achieved at or above the targeted levels.


INCENTIVE COMPENSATION AWARD FOR MR. HAFER

     In 1999, Mr. Hafer's Incentive Compensation Award was based 70% on the Corporation's achievement of return on equity objectives which was well above the targeted level. His award was also based on the Corporation's above-target performance in nuclear safety and improvements in the internal functioning of the organization through multiple projects focused on organizational design and employee development. However, the Corporation's achievements with respect to certain strategic initiatives were not at expected levels.


THE 1990 STOCK PLAN

     Long-term incentives for the Corporation's executives are provided via the 1990 Stock Plan which was approved by shareholders and allows the Committee and the Board to grant a variety of stock-based incentive awards. Compensation opportunities provided under the Plan are directly linked to shareholder value. Awards in 1999 were in the form of both restricted performance units and non-qualified stock options.

     Awards of restricted performance units and stock options to individual executives are based on a determination of levels needed to maintain competitive total compensation as well as on the Committee's and the Board's assessment of the performance and contribution of the individual executive. Because the value of both the units and stock options is linked directly to the value of the Corporation's stock, these awards can provide compensation above or below the targeted competitive median based on changes in shareholder value. Consideration is also given to the executives' ownership levels in the Corporation.

AWARDS FOR MR. HAFER

     The 1999 awards of performance units and stock options to Mr. Hafer reflect the factors outlined above as well as his unique role in guiding the Corporation. The terms and conditions of his awards are the same as those described for other executives.


RESTRICTED PERFORMANCE UNITS

     Restricted performance units give executives the right to receive shares of the Corporation's stock (or cash at the discretion of the Committee) if specific performance measures are achieved. Each executive who receives an award is granted a specific number of units. Dividend equivalents are paid on these units and reinvested in additional units. The actual number of units that will vest and be paid to the executive is determined at the end of the performance period based on the achievement of the applicable performance measures.

     The performance measure included in the units granted to executives in 1999 is the Corporation's total shareholder return compared to the total return of companies in the S&P Electric Utility Index. The percentile ranking of the Corporation's total return among Index Companies is calculated quarterly over the five-year performance period and averaged. The average ranking determines how many shares of the Corporation's stock, if any, the executive will receive at the end of the performance period. If the Corporation's total return is at the 55th percentile of the Index companies, all of the originally awarded units plus reinvested dividend equivalents will vest. If total return is higher than the 75th percentile, additional units will vest up to a maximum of 200 percent. If total return is lower, fewer units will vest. No units will vest if total return is below the 40th percentile.


STOCK OPTIONS

     All stock options granted in 1999 have an exercise price equal to the fair market value of the Corporation's stock on the date of grant and will become exercisable over a three-year period. The options have a ten-year term.


STOCK OWNERSHIP GUIDELINES

     Stock ownership guidelines for officers of the Corporation and its subsidiaries were first implemented in 1998. Officers are expected to meet their targeted ownership levels, expressed as a percent of base salary, within three to five years of the implementation of the guidelines. Ownership levels are calculated by including shares directly owned, vested and deferred restricted performance units, and exercisable stock options.



                                      Members of the Personnel, Compensation
                                      and Nominating Committee

                                      Thomas H. Hagen
                                      John M. Pietruski
                                      Carlisle A. H. Trost
                                      Patricia K. Woolf

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

     The following graph compares the five-year cumulative total return, including reinvested dividends, on GPU Common Stock, with the Standard & Poor's 500 Stock Index (the "S&P 500 Index") and the S&P Electric Utility Index:



                                [MOUNTAIN CHART]



------------------------------------------------------------------------------
                          Amount
                         Invested
                          1/1/95*   1995     1996     1997      1998      1999
------------------------------------------------------------------------------
   GPU                    $100      $138     $145     $192      $212      $151
   S&P 500                 100       138      169      226       290       351
   S&P Electric Utility    100       131      131      165       191       154
------------------------------------------------------------------------------


---------------

* Assumes $100 invested in GPU Common Stock, S&P 500 Index and S&P Electric Utility Index. Cumulative Total Return includes reinvestment of dividends.

REMUNERATION OF EXECUTIVE OFFICERS

     The following tables present compensation information from the past three years for the Chief Executive Officer and the four other most highly compensated executive officers ("Named Executive Officers").

SUMMARY COMPENSATION TABLE

                              |--------|-------------------------------------|-----------------------------|---------------|
                              |        |                                     |         LONG-TERM           |               |
                              |        |        ANNUAL COMPENSATION          |       COMPENSATION          |               |
                              |--------|-------------------------------------|-----------------------------|---------------|
                              |        |                                     |  AWARDS         PAYOUTS     |               |
                              |        |                                     |-----------------------------|               |
                              |        |                           OTHER     | SECURITIES                  |               |
          NAME AND            |        |                          ANNUAL     |  UNDERLYING                 |  ALL OTHER    |
          PRINCIPAL           |        |                          COMPEN-    |   OPTIONS         LTIP      |   COMPEN-     |
          POSITION            |  YEAR  | SALARY ($)  BONUS ($) SATION ($)(1) | GRANTED (#)  PAYOUTS ($)(2) | SATION ($)    |
------------------------------|--------|-------------------------------------|-----------------------------|---------------|
                              |        |                                     |                             |               |
Fred D. Hafer                 | 1999   |   $685,288   $660,000    $3,129     |    30,000        $62,923    |  $136,454 (3) |
Chairman, President and       | 1998   |    613,077    375,000     1,805     |    95,000         63,007    |   116,823     |
Chief Executive Officer, GPU  | 1997   |    526,923    275,000     2,123     |      --           66,950    |   106,291     |
                              |        |                                     |                             |               |
Ira H. Jolles                 | 1999   |    360,000    315,000     3,693     |     6,000         82,522    |    67,922 (3) |
Senior Vice President and     | 1998   |    353,085    126,000     2,139     |    21,000         82,973    |    59,090     |
General Counsel, GPU          | 1997   |    331,000    100,000     2,455     |      --           86,012    |    55,107     |
                              |        |                                     |                             |               |
Robert L. Wise                | 1999   |    293,000    340,000      --       |     5,000         66,224    |   108,057 (3) |
President, JCP&L,             | 1998   |    293,000    115,000      --       |    17,000         65,808    |    69,501     |
Met-Ed, and Penelec           | 1997   |    293,000     95,000      --       |      --           69,042    |    58,053     |
                              |        |                                     |                             |               |
Bruce L. Levy                 | 1999   |    360,000    250,000     4,382(4)  |     6,000         28,470    |    82,539 (3) |
Senior Vice President and     | 1998   |    288,875    223,200       997(4)  |    37,000         21,002    |    55,748     |
Chief Financial Officer, GPU  | 1997   |    255,833    165,300     1,312(4)  |      --           20,922    |    49,123     |
                              |        |                                     |                             |               |
T. Gary Broughton             | 1999   |    270,000    250,000       852(5)  |     4,500         25,582    |    65,612 (3) |
President, GPUN               | 1998   |    270,000    100,000       433(5)  |    17,000         23,336    |    58,491     |
                              | 1997   |    265,154     90,000       305(5)  |      --           31,383    |    51,562     |
                              |        |                                     |                             |               |
--------------                |--------|-------------------------------------|-----------------------------|---------------|


(1) Consists of earnings on Long-Term Incentive Plan ("LTIP") compensation paid in the year the award vests.

(2) Consists of Performance Cash Incentive Awards paid on the 1992, 1993, and 1994 restricted stock awards which have vested under the 1990 Stock Plan. These amounts are designed to compensate recipients of restricted stock/unit awards for the amount of federal and state income taxes that are payable upon vesting of the restricted stock/unit awards.

     The restricted units issued each year since 1995 under the 1990 Stock Plan are performance based. The 1999 awards are shown in Long-Term Incentive Plans -- Awards in Last Fiscal Year table (the "LTIP table"). Dividend equivalents are earned on the aggregate restricted units awarded under the 1990 Stock Plan and reinvested in additional units.

     The aggregate number and value (based on the stock price per share at December 31, 1999) of unvested and deferred vested stock-equivalent restricted units (including reinvested dividend equivalents) include the amounts shown on the LTIP table, and at the end of 1999 were:

                                       AGGREGATE UNITS       AGGREGATE VALUE
                                       ---------------       ---------------
         Fred D. Hafer                     34,547              $1,027,773
         Ira H. Jolles                     18,937                 563,376
         Robert L. Wise                    23,370                 695,258
         Bruce L. Levy                     16,519                 491,440
         T. Gary Broughton                 16,464                 489,804

(3) For 1999, (a) the Corporation's matching contributions under the Savings Plan, (b) the Corporation's matching contributions under the non-qualified deferred compensation plan, (c) the benefit of interest-free use of the non-term portion of employer-paid premiums for split-dollar life insurance,(d) above-market interest accrued on the retirement portion of deferred compensation and(e) earnings on LTIP compensation not paid in the current year, were as follows:

                                 (a)       (b)       (c)        (d)        (e)
                               ------    -------   -------    -------    -------
         Fred D. Hafer         $6,400    $35,908   $29,351    $ 3,612    $61,183
         Ira H. Jolles          6,400     13,040    10,533      2,622     35,327
         Robert L. Wise         6,400      9,920    22,813     24,199     44,725
         Bruce L. Levy          6,400     16,928    25,814      3,020     30,377
         T. Gary Broughton      6,400      8,400    16,441      3,325     31,046

     NOTE: The split-dollar life insurance amounts reported in the "All Other Compensation" column are equal to the present value of the interest-free use of the current year Corporation-paid premiums to the projected date the premiums will be refunded to the Corporation.

(4) In addition to the earnings on LTIP compensation noted in (1) above, these amounts include the above-market interest accrued on the pre-retirement portion of deferred compensation in the amounts of $2,966, $997, and $648 for the years 1999, 1998, and 1997 respectively.

(5) In addition to the earnings on LTIP compensation noted in (1) above, these amounts include the above-market interest accrued on the pre-retirement portion of deferred compensation in the amounts of $852, $433 and $305 for the years 1999, 1998, and 1997 respectively.

Option Grants In Last Fiscal Year

     The following table summarizes option grants made during 1999 to the Named Executive Officers. All of these options were granted with an exercise price equal to the fair market value of GPU stock on the date of the grant.


                                         INDIVIDUAL GRANTS
----------------------------------------------------------------------------------------------
                                    NUMBER OF
                                   SECURITIES          % OF
                                   UNDERLYING      TOTAL OPTIONS
                                     OPTIONS        GRANTED TO     EXERCISE OR                     GRANT DATE
                         GRANT       GRANTED       EMPLOYEES IN    BASE PRICE     EXPIRATION      PRESENT VALUE
         NAME            DATE        (1)(#)         FISCAL YEAR      ($/SH)          DATE            (2)($)
         ----           --------   ----------      -------------   -----------    ----------      -------------
Fred D. Hafer           06/03/99     30,000           32.4           $42.9375       06/03/09        $198,000
Ira H. Jolles           06/03/99      6,000            6.5            42.9375       06/03/09          39,600
Robert L. Wise          06/03/99      5,000            5.4            42.9375       06/03/09          33,000
Bruce L. Levy           06/03/99      6,000            6.5            42.9375       06/03/09          39,600
T. Gary Broughton       06/03/99      4,500            4.9            42.9375       06/03/09          29,700


(1) Options become exercisable in three equal annual installments beginning on the first anniversary of the date of the grant. These grants will fully vest upon termination of employment resulting from death or disability. Options may be exercised after retirement in accordance with the terms of the 1999 Stock Option Agreement. In the event of a change in control of GPU during the option term, all options will immediately become exercisable.

(2) Options are valued using a Black-Scholes option pricing model, a mathematical formula widely used to value options. The model as applied used the grant date and the exercise price shown on the table, and the fair market value of Common Stock on the grant date, which was the same as the exercise price. For the June 1999 grant, the model assumed (i) a risk-free rate of return of 6.14%, which approximates the yield on 10-year U.S. Treasury zero coupon bonds on the grant date; (ii) a stock price volatility of 20.21%, based on the average historical volatility for the 36-month period ending on the grant date; (iii) an average dividend yield of 5.42%, based on the average yield for a 36-month period; (iv) the exercise of all options on the final day of their 10-year terms; and (v) 3% discount for risk of forfeiture prior to the options becoming exercisable. No discount from the theoretical value was taken to reflect the restrictions on the transfer of the options and the likelihood of the options being exercised in advance of the final day of their terms.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUE

     The following table summarizes the number and value of all unexercised options held by the Named Executive Officers. In 1999, no options were exercised by any Named Executive Officer.


                                     NUMBER OF SECURITIES UNDERLYING              VALUE OF UNEXERCISED
                                         UNEXERCISED OPTIONS AT                   IN-THE-MONEY OPTIONS
                                           FISCAL YEAR-END (#)                   AT FISCAL YEAR-END ($)
                                   ---------------------------------         ---------------------------------
    NAME                           EXERCISABLE         UNEXERCISABLE         EXERCISABLE         UNEXERCISABLE
    ----                           -----------         -------------         -----------         -------------
Fred D. Hafer                        31,667               93,333                $  0                 $  0
Ira H. Jolles                         7,000               20,000                   0                    0
Robert L. Wise                        5,667               16,333                   0                    0
Bruce L. Levy                        12,333               30,667                   0                    0
T. Gary Broughton                     5,667               15,833                   0                    0


LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

     This table shows the LTIP awards made to the Named Executive Officers for the performance period January 1, 1999 through December 31, 2003.

                                                       PERFORMANCE
                                     NUMBER OF          OR OTHER             ESTIMATED FUTURE PAYOUTS UNDER
                                      SHARES,         PERIOD UNTIL           NON-STOCK PRICE-BASED PLANS(1)
                                     UNITS OR          MATURATION         THRESHOLD    TARGET         MAXIMUM
    NAME                           OTHER RIGHTS         OR PAYOUT            (#)         (#)            (#)
    ----                           ------------      --------------       ---------    ------         -------
Fred D. Hafer                          9,150         5-year vesting         4,575       9,150         18,300
Ira H. Jolles                          3,300         5-year vesting         1,650       3,300          6,600
Robert L. Wise                         3,000         5-year vesting         1,500       3,000          6,000
Bruce L. Levy                          3,300         5-year vesting         1,650       3,300          6,600
T. Gary Broughton                      2,550         5-year vesting         1,275       2,550          5,100


---------------

(1) The restricted units awarded in 1999 under the 1990 Stock Plan provide for a performance adjustment to the aggregate number of units vesting for the recipient, including the accumulated reinvested dividend equivalents, based on the annualized GPU Total Shareholder Return (TSR) percentile ranking against all companies in the Standard & Poor's Electric Utility Index for the period between the award and vesting dates. With a 55th percentile ranking, the performance adjustment would be 100% as reflected in the "Target" column. In the event that the percentile ranking is below the 55th percentile, the performance adjustment would be reduced in steps reaching 0% below the 40th percentile. The minimum payout or "Threshold" begins at the 40th percentile, which results in a payout of 50% of target. A ranking below the 40th percentile would result in no award. Should the TSR percentile ranking exceed the 59th percentile, then the performance adjustment would be increased in steps reaching 200% at the 90th percentile as reflected in the "Maximum" column. Regular quarterly dividends are reinvested in additional units that are subject to the vesting restrictions of the award. Actual payouts, if any, under the Plan would be based on the aggregate number of units awarded and the units accumulated through dividend reinvestment at the time the restrictions lapse.


RETIREMENT PLANS

     The GPU Companies' pension plans provide for pension benefits, payable for life after retirement, based upon years of creditable service with the GPU Companies and the employee's career average compensation as defined below. Federal law limits the amount of an employee's pension benefits that may be paid from a qualified trust established pursuant to a qualified pension plan (such as the GPU Companies' plans). The GPU Companies also have adopted non-qualified plans providing that the portion of a participant's pension benefits which, by reason of such limitations, cannot be paid from such a qualified trust shall be paid directly on an unfunded basis by the participant's employer.

     The following table illustrates the amount of aggregate annual pension from funded and unfunded sources resulting from employer contributions to the qualified trust and direct payments payable upon retirement in 2000 (computed on a single life annuity basis) to persons in specified compensation and years of service classifications:


                        ESTIMATED ANNUAL RETIREMENT BENEFITS (2) (3) (4) (5)
                                BASED UPON CAREER AVERAGE COMPENSATION
                        ----------------------------------------------------
                                          (2000 RETIREMENT)
                                                              YEARS OF  SERVICE
 CAREER AVERAGE                --------------------------------------------------------------------------------
COMPENSATION (1)                 15             20             25            30             35            40
---------------                -------        -------        -------      --------        -------       -------
       $ 50,000                $13,810        $18,413        $23,016      $ 27,620        $32,223       $36,585
        100,000                 28,810         38,413         48,016        57,620         67,223        76,185
        150,000                 43,810         58,413         73,016        87,620        102,223       115,785
        200,000                 58,810         78,413         98,016       117,620        137,223       155,385

        250,000                 73,810         98,413        123,016       147,620        172,223       194,985
        300,000                 88,810        118,413        148,016       177,620        207,223       234,585
        350,000                103,810        138,413        173,016       207,620        242,223       274,185
        400,000                118,810        158,413        198,016       237,620        277,223       313,785

        450,000                133,810        178,413        223,016       267,620        312,223       353,385
        500,000                148,810        198,413        248,016       297,620        347,223       392,985
        550,000                163,810        218,413        273,016       327,620        382,223       432,585
        600,000                178,810        238,413        298,016       357,620        417,223       472,185

        650,000                193,810        258,413        323,016       387,620        452,223       511,785
        700,000                208,810        278,413        348,016       417,620        487,223       551,385
        750,000                223,810        298,413        373,016       447,620        522,223       590,985
        800,000                238,810        318,413        398,016       477,620        557,223       630,585


-----------------

(1) Career Average Compensation is the average annual compensation received from January 1, 1984 to retirement and includes Salary and Bonus. The Career Average Compensation amounts for the following Named Executive Officers differ by more than 10% from the three-year average annual compensation set forth in the Summary Compensation Table and are as follows: Messrs. Hafer -- $414,320; Jolles -- $433,679; Wise -- $304,694;
     Levy -- $230,429; and Broughton -- $196,390.

(2) Years of Creditable Service at December 31, 1999: Messrs. Hafer-- 37 years; Jolles-- 20 years; Wise-- 36 years; Levy-- 19 years; and Broughton-- 28 years.

(3) Based on an assumed retirement at age 65 in 2000. To reduce the above amounts to reflect a retirement benefit assuming a continual annuity to a surviving spouse equal to 50% of the annuity payable at retirement, multiply the above benefits by 90%. The estimated annual benefits are not subject to any reduction for Social Security benefits or other offset amounts.

(4) Annual retirement benefits under the basic pension per the above table cannot exceed 55%, as defined in the pension plan, of the average compensation during the highest paid 36 calendar months. As of December 31, 1999, none of the Named Executive Officers exceed the 55% limit.

(5) The estimated annual retirement benefits in this table do not reflect the retirement benefits which may be provided under the Supplemental Executive Retirement Plan, described below.

SUPPLEMENTAL PENSION

MR. WISE

     The Corporation has entered into a separate agreement with Mr. Wise which will provide him with supplemental pension benefits in lieu of benefits to which he would otherwise have been entitled under the Voluntary Enhanced Retirement Program. Under the terms of this agreement, Mr. Wise will be entitled to receive such additional monthly payment, if any, to ensure that the aggregate monthly pension otherwise payable to him under GPU's retirement plans is not less than
(a) $19,858 for each month beginning after the later of his retirement date and before the month beginning after his 62nd birthday or (b) $19,358 for each month beginning after the later of his retirement date and his 62nd birthday. These figures will be increased by 20% during his first year of retirement. Mr. Wise will also receive (i) an extension of health insurance benefits to the later of his 62nd birthday and the third anniversary of retirement and (ii) an amended split-dollar life insurance supplement to provide for eligibility for full benefits under his policy at age 55 with ten years of service.


ESTATE ENHANCEMENT PROGRAM

     As described on page 12 above, GPU executive officers are eligible to participate in the Corporation's Estate Enhancement Program.


EMPLOYMENT, TERMINATION AND CHANGE IN CONTROL ARRANGEMENTS

SEVERANCE ARRANGEMENTS

     The Corporation has entered into Severance Protection Agreements with the Named Executive Officers which provide certain severance benefits to the executive if his employment is terminated following a change in control of GPU (as defined). These agreements are intended to induce the executives to remain in the employ of the Corporation and help ensure that the Corporation will have the benefit of their services without distraction in the face of a potential change in control.

     Under the agreements, benefits are paid if, in connection with a change in control, the executive's employment is terminated for reasons other than cause, disability or death, or if the executive resigns following certain actions (specified in the agreements) by the Corporation such as a reduction in salary or change in position. In addition, Mr. Hafer receives severance benefits if he resigns for any reason within six months following a change in control.

     The benefits payable to all executives consist of, in general, (a) the executive's base salary through the termination date and a pro rata portion of the executive's target incentive bonus (or, if greater, the highest annual bonus paid to the executive in any of the three full fiscal years prior to either termination or the change in control); (b) severance compensation equal to three times the sum of the executive's base salary and target incentive bonus, provided that if the executive's normal retirement date is within three years of the executive's termination date, the executive's benefits will be proportionately reduced; (c) a continuation of insurance benefits for up to three years; (d) reimbursement of certain expenses subject to specified limitations; and (e) such additional amount as is necessary to pay any excise tax under Section 4999 of the Internal Revenue Code (and any related interest and penalties) on amounts payable under the agreements.

     The agreements have an initial term of two years and automatically renew annually unless earlier terminated by the executive or GPU.

     Mr. Wise's agreement provides that any severance compensation he may receive under the agreement will be offset by the value of the supplemental pension described above.

     Under the Corporation's severance policy for employees, if the employment of Messrs. Hafer, Jolles, Wise, or Levy is involuntarily terminated, as defined, other than in connection with a change in control, he is entitled to receive, in general, severance compensation equal to one week's pay for each full year of service. Premium payments will also be made under the executive's split-dollar life insurance policy for specified periods following the executive's termination of employment and following a change in control of GPU.

     Mr. Broughton is eligible for benefits under the Oyster Creek Retention Program which was established for all employees of GPUN who are employed at the Oyster Creek facility or at the company's offices in Parsippany, New Jersey. Under the terms of this program, if Mr. Broughton's employment is involuntarily terminated, he will be eligible to receive pension benefits calculated by adding five years to his age and five years to his years of creditable service as well as a $500 per month Social Security supplement until he reaches age 62.


SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

     The Corporation has established a supplemental executive retirement plan ("SERP") for certain GPU senior executives, including the Named Executive Officers, who retire on or after July 1, 1999. Subject to vesting, the SERP provides a total retirement benefit equal to 60% of final average pay for executives who have 30 years of service, with a benefit of 2% per year of service paid to executives who have served for shorter periods. The benefits are offset by other sources of retirement income, including social security benefits, qualified and non-qualified pension benefits and any prior employer benefits.

     To vest in the SERP, executives must have reached age 55 and have 15 years of service; to receive full benefits, they must retire after age 62. An executive would also be eligible for full benefits if he or she is at least 60 years of age and has had 25 years of service.


LUMP SUM DISTRIBUTIONS

     An executive may, prior to retirement and in connection with a change in control, elect to receive a lump sum distribution of all amounts payable to the executive under GPU Companies' supplemental retirement and deferred compensation plans and arrangements when such executive terminates employment regardless of the circumstances, or when the executive terminates employment within 24 months following a change in control. Additionally, prior to termination, an executive may elect to receive such lump sum payment only in the event of a change in control.


SUPPLEMENTAL AGREEMENT

MR. JOLLES

     Retirement and Disability -- If Mr. Jolles retires on or after his normal retirement date (the last day of the month in which he attains age 65), he will receive (in addition to his benefits under GPUS' employee retirement plans) a supplemental retirement pension from the GPU Companies equal to the additional pension he would have received under the GPUS employee retirement plans as if he had an additional 20 years of past creditable service. If Mr. Jolles reaches his normal retirement date while he is receiving disability income under GPUS' disability income plans, he will thereafter receive a supplemental retirement pension from the GPU Companies equal to the additional pension he would have been paid under GPUS' employee retirement plans as if he had an additional 20 years of past creditable service. Upon retirement, Mr. Jolles will also receive an extension of his health insurance benefits to the third anniversary of retirement.

     Termination -- (i) If Mr. Jolles' employment with the GPU Companies terminates "involuntarily," as defined, under circumstances involving a "change in control" of GPU, as defined, or without cause, he shall receive from the GPU Companies a supplemental retirement pension which would have been paid to him under GPUS' employee retirement plans as if he had an additional 20 years of past creditable service. (ii) If, however, his employment terminates for any other reason (except upon retirement or death), he will receive from the GPU Companies a supplemental retirement pension equal to the additional pension he would have been paid under GPUS' employee retirement plans as if he had additional years of creditable service ranging, as of December 31, 1999, from ten years up to a maximum of 20 years depending upon his years of actual employment by GPUS at the time of termination.

     Death -- In the event of Mr. Jolles' death before he begins receiving benefits under GPUS' employee retirement plans, his surviving spouse, if any, shall receive such benefits during her lifetime, together with the supplemental retirement pension benefits which would have been payable to him as described in Termination (ii) above.

     Other -- To the extent relevant to the level of benefits payable to Mr. Jolles under other benefit plans provided for senior GPU executives, he will be treated as having the years of creditable service as described in Termination
(ii) above.


BENEFIT PROTECTION TRUSTS

     The Corporation has entered into benefit protection trust agreements to be used to fund the Corporation's obligations to executive officers and directors under deferred compensation and incentive programs and agreements, and with respect to certain retirement and termination benefits, in the event of a change in control. The trusts may also be used for the purpose of paying legal expenses incurred in pursuing benefit claims under such programs and agreements following a change in control. The trusts are currently partially funded.

                                BY-LAW AMENDMENT

     During the past year, the Board of Directors adopted an amendment to
Section 20 of the By-Laws of the Corporation eliminating the Chief Executive Officer's ex officio membership on all Board Committees, thereby permitting election of the Chief Executive Officer to Committees as the Board deems appropriate.

     As amended, Section 20 of the By-Laws reads as follows:

          "20. From time to time the Board of Directors may appoint any other committee or committees for any purpose or purposes, which committee or committees shall have such powers and such tenure of office as shall be specified in the resolution of appointment."

     In accordance with Section 53 of the By-Laws, the foregoing amendment has been adopted by vote of a majority of the Board of Directors and is not being submitted to the stockholders for approval. The holders of a majority of the Corporation's outstanding shares of Common Stock present or represented and voting at the Annual Meeting may, however, alter, amend, or repeal such action by the Board.

                       DEADLINE FOR STOCKHOLDER PROPOSALS

     If a stockholder wishes to submit a proposal for inclusion in the Proxy Statement for the 2001 Annual Meeting of Stockholders, such proposal must be received by the Corporation not later than November 21, 2000. A stockholder may also present a proposal at the 2001 Annual Meeting of Stockholders which is not included in the Proxy Statement. The persons named in the Proxy will have the power to vote on any such proposal in their discretion unless notice of such proposal is received by the Corporation by April 3, 2001.


                                       By Order of the Board of Directors,


                                       SCOTT L. GUIBORD, Secretary


March 21, 2000

--------------------------------------------------------------------------------
                             YOUR VOTE IS IMPORTANT

     YOU ARE ENCOURAGED TO VOICE YOUR PREFERENCE BY MARKING THE APPROPRIATE BOXES ON THE ENCLOSED PROXY. HOWEVER, IT IS NOT NECESSARY TO MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE DIRECTORS' RECOMMENDATIONS; MERELY SIGN, DATE AND RETURN THE PROXY IN THE ENCLOSED POSTPAID ENVELOPE.
--------------------------------------------------------------------------------

                                    GPU, INC.

                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
             FOR ANNUAL MEETING TO BE HELD AT 10:00 A.M. MAY 4, 2000
                       THE F. M. KIRBY SHAKESPEARE THEATRE
                                 DREW UNIVERSITY
                                36 MADISON AVENUE
                               MADISON, NEW JERSEY
[LOGO]
                                                                       P R O X Y

     The undersigned hereby appoints B. L. Levy, P. E. Maricondo, and S. L. Guibord, and each or any of them, proxies to represent the undersigned at the Annual Meeting of Stockholders, and at any adjournment thereof, and thereat to vote all the shares of stock which the undersigned would be entitled to vote, with all the power the undersigned would possess if personally present, with full power of substitution, upon the following items as set forth in the Notice of Annual Meeting and Proxy Statement, each dated March 21, 2000 (receipt of which is hereby acknowledged), AND IN THEIR DISCRETION UPON SUCH OTHER MATTERS, IF ANY, AS MAY PROPERLY COME BEFORE THE MEETING.

     Said proxies are instructed to vote for or against proposals, as indicated by the undersigned (OR, IF NO INDICATION IS GIVEN, FOR PROPOSALS 1 AND 2).

     You are encouraged to voice your preference by marking the appropriate boxes on the other side. HOWEVER, YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE DIRECTORS' RECOMMENDATIONS; JUST SIGN ON THE OTHER SIDE.

                                  (continued and to be signed on the other side)

                  DETACH HERE AND MAIL IN THE ENCLOSED ENVELOPE
--------------------------------------------------------------------------------

DIRECTIONS TO GPU'S ANNUAL MEETING
THE F. M. KIRBY SHAKESPEARE THEATRE
DREW UNIVERSITY
36 MADISON AVENUE
MADISON, NEW JERSEY

FROM RT. 287:
South towards Morristown: (1) Take Exit
35, "Rt. 124, Madison Ave." Turn left at the light at the exit ramp onto Rt. 124 (Madison Ave.). Continue with (2) below.

North towards Morristown: (1) Take Exit 35, "Rt. 124,
South St./Madison Ave." At end of exit ramp, turn left onto South St. Proceed 100 yards and take first right, following signs to Rt. 124. At the stop sign, turn right onto Rt. 124 (Madison Ave.). Continue with (2) below.

(2) Proceed three miles on Rt. 124 East (Madison Ave.)              [MAP]
to Madison. Drew will be on your right; turn right at light onto Lancaster Rd.

FROM ROUTE 10:
Take Rt. 10 to Rt. 287 South; continue as above.

FROM ROUTE 24 WEST:
Take Exit 7A, Chatham (at the Short Hills Mall), Rt.
124 West. Follow through Chatham (Main St.) into
Madison (Madison Ave.). Drew will be on your left, just past the center of Madison. Turn left at light onto Lancaster Rd.

FROM LINCOLN AND HOLLAND TUNNELS:
Follow signs to N.J. Turnpike (south from Lincoln).
Take Exit 14 (Newark Airport). After toll plaza, take
I-78 West to Rt. 24 West; continue as above.

FROM GEORGE WASHINGTON BRIDGE:
Take Rt. 80 West to Rt. 287 South; continue as above.

                                                    Please mark
                                                     your votes    /X/
                                                      as this.

THE DIRECTORS RECOMMEND A VOTE "FOR" PROPOSALS 1 AND 2:
1 - ELECTION OF ONE CLASS II DIRECTOR AND THREE
CLASS III DIRECTORS.

FOR all nominees listed on the right (except      WITHHOLD AUTHORITY to vote
as marked to the contrary on the right)           for all nominees listed on the
                                                  right

                / /                                      / /

2 - RATIFICATION OF THE SELECTION OF
    PRICEWATERHOUSECOOPERS LLP AS AUDITOR.

     FOR / /    AGAINST / /   ABSTAIN / /

NOMINEES: Hafer, Trost, Wolfe, and Woolf
(Instruction: To withhold authority to vote for any individual nominee, print that nominee's name in the space provided below.)

------------------------------------------------

CHECK HERE IF YOU PLAN TO ATTEND THE MEETING.   / /

SPECIAL ACTION:   / /

Discontinue Annual Report mailing for this account; another household member receives one.

Dated _________________________________ 2000

Signature___________________________________

Signature if held jointly

___________________________________________
Please date and sign

In case of joint owners, EACH joint owner should sign. When signing as attorney, executor, administrator, trustee, guardian, corporate officer, etc., give full title.

___________________________________________

                  DETACH HERE AND MAIL IN THE ENCLOSED ENVELOPE
--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE

IF YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE BRING THIS ENTIRE LOWER PORTION OF THIS CARD (SPEAKER CARD AND ADMISSION CARD) WITH YOU.

IF YOU PLAN TO SPEAK AT THE ANNUAL MEETING, PLEASE COMPLETE THE FOLLOWING:

Stockholder Name _____________________________________________    SPEAKER
                          (Please print clearly)                   CARD


City ________________________________________  State _________________________



                              PLEASE DO NOT DETACH
--------------------------------------------------------------------------------

[LOGO]               2000 ANNUAL MEETING OF STOCKHOLDERS
                         May 4, 2000 - 10:00 A.M.


                The F. M. Kirby Shakespeare Theatre
                Drew University
                36 Madison Avenue                                   ADMISSION
                Madison, New Jersey                                   CARD

                Please bring this card with you
                to the meeting. Its presentation
                will assure your prompt admittance.

                This card is not transferable.